Exhibit 10.40

Christoph Mainusch
/redacted/

March 10, 2015

Dear Christoph,

Re:	Contract of Employment dated November 11, 2013 between Christoph Mainusch and CME Media Services Limited (the “Contract”).

We refer to the Contract. Capitalised terms used herein and not otherwise defined shall have the meanings ascribed to them in the Contract.

The parties hereby agree to the following amendments to the Contract:

I.	Clause 9 of the Contract shall be deleted in its entirety and replaced with the following:

“9 TERMINATION

9.1     You may terminate this Contract at any time on giving the Company twelve months’ notice in writing. In the event you give notice of termination pursuant to this clause 9.1, the Company may in its sole discretion elect to provide you with payment in lieu of notice. This payment will be comprised of your basic salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option. You will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice. All payments made pursuant to this clause 9.1 shall be subject to deductions for income tax and social security contributions as appropriate.

9.2     You may terminate this Contract, unless it has been previously terminated pursuant to any other provision hereof, if the Company is in material breach of this Contract. A material breach by the Company shall include, but not be limited to, (i) the Company violating clause 2 or clause 3 of this Contract with respect to title, authority, status, duties and responsibilities, or place of employment and (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company or CME Ltd. expressly to assume the obligations of the Company under this Contract (including pursuant to this Clause 9.2). Such right shall be exercisable by your delivering written notice to the Company and the Termination Date shall be effective 30 days after giving such notice; provided, that such notice is delivered to the Company within 90 days after the occurrence of such material breach; and provided, further, that this Contract shall not terminate if such notice is the first such notice of termination delivered by you pursuant to this clause 9.2 and within such 30-day period the Company shall have cured any material breach. “Termination Date” shall mean any date on which this Contract is terminated under clause 9 of this Contract.

9.3    The Company may, by delivering notice to you in writing, terminate this Contract in its absolute discretion at any time without cause with immediate effect or on such date as specified in the termination notice.

9.4    Following termination by you for material breach by the Company pursuant to clause 9.2 or without cause by the Company pursuant to clause 9.3, the Company shall make a severance payment to you comprised of two times your annual basic salary (at the rate payable when the termination notice is delivered) plus an amount equal to the pro-rated portion of your Target Bonus for the period to the Termination Date for the year in which termination occurs, which shall be payable in a single lump sum within 30 days after the Termination Date. All payments made pursuant to this clause 9.4 shall be subject to deductions for income tax and social security contributions as appropriate.

9.5    A condition precedent to the Company’s obligation with respect to the payment pursuant to clause 9.4 shall be your execution and delivery of a compromise agreement containing customary terms and conditions, within 30 days following the Termination Date.

9.6    The Company may terminate this Contract due to Termination for Cause without notice, payment in lieu of notice or any other payment whatsoever. “Termination for Cause” means your (i) conviction of a felony, entering a plea or nolo contendere with respect to a charged felony (or the equivalent in any jurisdiction); (ii) gross negligence, recklessness, dishonesty, fraud, wilful malfeasance or wilful misconduct in the performance of your duties under this Contract; (iii) wilful misrepresentation to the shareholders or directors of CME Ltd. that is injurious to CME Ltd.; (iv) wilful failure without reasonable justification to comply with a reasonable written instruction or resolution of the Board of Directors of CME Ltd.; or (v) a material breach of your duties or obligations under this Contract. The Company may, in its reasonable judgment, suspend you on full pay during any investigation that the Company may undertake into any fact or circumstance which could lead to your Termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as Termination for Cause unless the Company has delivered a written notice to you stating that it intends to terminate your employment due to Termination for Cause and specifying the basis for such termination.

9.7    Following termination pursuant to clause 9.3, the Compensation Committee will consider in good faith and in its absolute discretion the vesting of unvested restricted stock units awarded to you as of the Termination Date.

9.8    Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.”

II.
Clause 17.1 of the Contract shall be amended by replacing the words “after you deliver notice of termination pursuant to clause 9.2” with “after you deliver notice of termination pursuant to clause 9.1 or clause 9.2.”

All other terms of the Contract shall remain the same.
Please countersign this letter in agreement and acknowledgment of the above.

Yours sincerely,

/s/ David Sturgeon
David Sturgeon
Director
CME Media Services Limited

Countersigned in agreement and acknowledgment:

/s/ Christoph Mainusch
Christoph Mainusch